Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
IMAGEWARE SYSTEMS, INC.

        ImageWare System, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

         FIRST: This Certificate of Amendment amends the provisions of the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation").

         SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and shall become effective at 9:00 A.M., Eastern Time, on June 10, 2020.

         THIRD: Article 4.a) of the Certificate of Incorporation is hereby amended by deleting such Article in its entirety and replacing it with the following:

“a) The total number of shares of all classes of stock that the Corporation is authorized to issue is Three Hundred and Fifty Million (350,000,000) shares, consisting of Three Hundred and Forty-Five Million (345,000,000) shares of Common Stock with a par value of $0.01 per share (“Common Stock”), and Five Million (5,000,000) shares of Preferred Stock with a par value of $0.01 per share (“Preferred Stock”).”

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this 9th day of June, 2020.

/s/Jonathan D. Morris
Jonathan D. Morris
Chief Financial Officer